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                                                                      EXHIBIT 11
                                ENERGYSOUTH, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     1998       1997       1996
                                                    ------     ------     ------
BASIC EARNINGS PER SHARE:(1)

Earnings applicable to common stock                 $8,417     $8,126     $8,631

Weighted average common shares outstanding           4,865      4,844      4,826

Basic earnings per share                            $ 1.73     $ 1.68     $ 1.79


DILUTED EARNINGS PER SHARE:(1)

Earnings applicable to common stock                 $8,417     $8,126     $8,631

Weighted average common shares outstanding           4,865      4,844      4,826

Incremental shares resulting from assumed
    exercise of stock options                           61         37         12

Weighted average common shares outstanding,
    assuming dilution                                4,926      4,881      4,838

Diluted earnings per share                          $ 1.71     $ 1.66     $ 1.78


(1) Restated to reflect the three-for-two conversion of Mobile Gas common stock into EnergySouth common stock effective February 2, 1998.